EXHIBIT 99.1
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                                                          [NiSource Logo]

   Contacts: Media:                         Investor Relations:
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             Sally Anderson (219) 647-6203  Dennis Senchak (219) 647-6085
                                            Rae Kozlowski  (219) 647-6083





             NISOURCE AND COLUMBIA ENERGY GROUP COMPLETE MERGER;
           COMBINATION CREATES SUPER-REGIONAL PLATFORM FOR GROWTH

        MERRILLVILLE, Ind. (November 1, 2000) -- NiSource Inc. completed its merger with Columbia Energy Group today, just eight months after announcing the $6 billion transaction to create a super-regional energy powerhouse stretching from the Gulf of Mexico to Chicago and New England. The combined company will continue trading under the symbol "NI" on the New York Stock Exchange.

        Today's merger establishes the largest U.S. natural gas distribu-tor east of the Rocky Mountains, with wholesale and retail gas and electric operations. NiSource companies now access a high-growth energy corridor that is home to 30 percent of the nation's population and 40 percent of its energy consumption. NiSource distribution companies serve 3.6 million gas and electric customers primarily in nine states.

        "Today marks a major step in realizing the vision for NiSource first expressed five years ago: to build a super-regional platform for growth in value for our shareholders, customers and employees," said Gary L. Neale, NiSource chairman, president and chief executive officer. "We are geographically and strategically positioned to profit from the 60 percent growth rate projected for U.S. natural gas consumption by 2020 using new technologies."

        "The flexibility embedded in the utilization and operation of our combined assets allows us to create a virtually unlimited number of high-value energy packages," Neale added. "With distribution assets in nine states, pipeline operations in 16 states, the largest gas market area storage capacity in the U.S. and our emerging gas-fired cogeneration and distributed generation offerings, the new NiSource has the capabilities and innovation to serve 21st century energy users."

        "At the same time, we remain committed to maintaining our cus-tomers' trust in the safety, reliability and responsiveness of energy services delivered through our familiar local brands," he said. "Our combined companies' exceptional teamwork in pre-merger integration efforts has enabled us to hit the ground running with a smooth transi-


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   tion process, assuring that the merger will be transparent to our customers. Our storage facilities are full and ready to deliver to our customers."

        Also effective after the close of trading today, NiSource will be added to the Standard and Poor's 500 Index (S&P 500) and the Dow Jones Utility and 65-stock Composite Averages, replacing Columbia Energy Group. Widely recognized around the world as the standards for measuring the market performance of large-cap companies and utilities, the S&P 500 and Dow Jones Averages include a representative sample of leading U.S. companies. The addition of NiSource further reflects its leadership position in the energy marketplace.

        Under the merger agreement, Columbia shareholders had the right to elect to receive NiSource stock for their Columbia shares, subject to proration if elections were made with respect to more than 30 percent of the outstanding Columbia shares. The election period expired October 30. NiSource estimates that holders of approximately 77 percent of Columbia shares have elected to receive NiSource stock. The exchange ratio is 3.04414 NiSource shares for each Columbia share that is exchanged for NiSource stock.

        Columbia shares not exchanged for NiSource stock will be exchanged for $70 in cash and $2.60 face amount of a SAILS (Stock Appreciation Income Linked Securities), a unit consisting of a zero coupon debt security and a forward equity contract. Existing NiSource common shares will automatically be converted into common stock of the new corporation without any action on the part of shareholders.

        NiSource Inc. is a holding company with headquarters in Merrillville, Ind., whose operating companies engage in virtually all phases of the natural gas business from exploration and production to transmission, storage and distribution, as well as electric generation, transmission and distribution. NiSource companies serve a high-growth energy corridor from the Gulf of Mexico to the Midwest to New England. More information about the company is available on the Internet at www.nisource.com.

        This release contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are subject to various risks and uncertainties. The factors that could cause actual results to differ materially from the projections, forecasts, estimates and expectations discussed herein include factors that are beyond the company's ability to control or estimate precisely, such as estimates of future market conditions, the behavior of other market participants and the actions of the Federal and State regulators.

        Other factors include, but are not limited to, actions in the financial markets, weather conditions, economic conditions in the two companies' service territories, fluctuations in energy-related commodity prices, conversion activity, other marketing efforts and

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   other uncertainties.  These and other risk factors are detailed from time to time in the company's SEC reports. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The company does not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of the document.

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